CH ENERGY GROUP, INC.

Computation of Ratio of Earnings to Fixed Charges	EXHIBIT (12)(I)

			2008		2007	Year Ended December 31,

			3 Months Ended March 31	12 Months Ended March 31	3 Months Ended March 31	2007	2006	2005	2004	2003

		Earnings: ($000)
A.		Net Income from Continuing Operations	$19,301	$40,239	$21,698	$42,636	$43,084	$44,291	$42,423	$43,985
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	1,387
C.		Federal and State Income Tax	11,937	20,872	12,963	21,898	23,769	25,819	31,256	30,435
	Less	Income from Equity Investments	269	969	1,195	1,895	1,810	1,456	922	865
	Plus	Cash Distribution from Equity Investments	417	2,573	1,271	3,427	1,315	1,833	1,776	1,249

D.		Earnings before Income Taxes and Equity Inv.	$31,628	$63,685	$34,979	$67,036	$67,328	$71,457	$75,503	$76,191

E.		Fixed Charges
		Interest on Mortgage Bonds	0	0	0	0	0	0	0	570
		Interest on Other Long-Term Debt	5,089	19,250	4,492	18,653	16,425	13,826	11,488	10,699
		Other Interest	1,202	4,589	992	4,379	3,622	2,577	5,517	9,828
		Interest Portion of Rents (1)	350	1,325	303	1,278	1,112	1,077	1,192	1,040
		Amortization of Premium & Expense on Debt	244	962	245	963	991	1,043	1,066	1,159
		Preferred Stock Dividends Requirements of Central Hudson	372	1,430	367	1,423	1,415	1,458	1,594	2,243

		Total Fixed Charges	$7,257	$27,556	$6,399	$26,696	$23,565	$19,981	$20,857	$25,539

	Less	Preferred Stock Dividends Requirements of Central Hudson	372	1,430	367	1,423	1,415	1,458	1,594	2,243

F.		Total Earnings	$38,513	$89,811	$41,011	$92,309	$89,478	$89,980	$94,766	$99,487

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$1,387
H.		Less Allowable Dividend Deduction	(31)	(127)	(32)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-up	211	843	210	843	843	843	843	1,260
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B)	1.618	1.545	1.594	1.537	1.528	1.579	1.740	1.679

K.		Preferred Dividend (Pre-tax) (I x J)	341	1,303	335	1,296	1,288	1,331	1,467	2,116
L.		Plus Allowable Dividend Deduction	31	127	32	127	127	127	127	127

M.		Preferred Dividend Factor	372	1,430	367	1,423	1,415	1,458	1,594	2,243

N.		Ratio of Earnings to Fixed Charges (F/E)	5.3	3.3	6.4	3.5	3.8	4.5	4.5	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.